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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Felcor Lodging Trust Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting
on May 18, 2004
and Proxy Statement

FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933

April 1, 2004

Dear Stockholder:

     You are cordially invited to attend our Annual Meeting of Stockholders on May 18, 2004, in Irving, Texas. The meeting will be held in our corporate offices located at 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas at 9:00 a.m. local time. At the meeting, you will hear a report on our 2003 results of operations.

     This booklet includes the formal notice of the meeting and the Proxy Statement. The Proxy Statement tells you about the matters to be addressed and the procedures for voting at the meeting. It also describes how our Board operates, gives personal information about our officers, continuing directors and director candidates, and provides other information about us.

     Your vote is very important. Even if you have only a few shares, we want your shares to be represented. I urge you to vote promptly in order to be certain your shares are represented at the meeting.

     I look forward to seeing you at the meeting.

Sincerely,

Lawrence D. Robinson
Executive Vice President
General Counsel & Secretary

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
OF FELCOR LODGING TRUST INCORPORATED

Time:	9:00 a.m., Local Time

Date:	May 18, 2004

Place:	FelCor Lodging Trust Incorporated 545 E. John Carpenter Freeway, Suite 1300 Irving, Texas 75062-3933

Purposes:	• To elect four Class I directors to three-year terms;

• To ratify the selection of PricewaterhouseCoopers LLP as our independent auditors; and

• To conduct any other business that may be properly raised.

Who may vote:	Stockholders of record on March 22, 2004.

Annual Report:	A copy of our Annual Report is enclosed.

Date of Mailing:	This notice and the accompanying Proxy Statement and Annual Report are first being mailed to stockholders on or about April 1, 2004.

Sincerely,

Lawrence D. Robinson
Secretary
April 1, 2004

Proxy Statement
FelCor Lodging Trust Incorporated
Annual Meeting of Stockholders
May 18, 2004

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of FelCor Lodging Trust Incorporated of proxies to be voted at the Annual Meeting of Stockholders being held on Tuesday, May 18, 2004, and at any adjournment of the meeting. The following questions and answers provide important information about the Annual Meeting and this Proxy Statement.

What am I voting on?

•	The election of four Class I directors, each for a three-year term;

•	The ratification of PricewaterhouseCoopers LLP, or PwC, as our independent auditors for 2004; and

•	Any other matters properly brought before the meeting.

Who is entitled to vote?

Holders of record of our common stock at the close of business on March 22, 2004, are entitled to vote at the meeting. Each stockholder is entitled to cast one vote for each share of common stock owned on each matter presented.

How do I vote?

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you have shares of our common stock that are held by a broker or other nominee, you may instruct your broker or nominee to vote your shares by following the instructions that the broker or nominee provides you. Most brokers offer voting by mail, telephone and Internet.

How do proxies work?

Our Board of Directors is asking for your proxy. Giving your proxy to the persons named by us, means you authorize them to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates, and you may vote for or against, or abstain from voting on, the ratification of PwC as our independent auditors.

If you sign and return the enclosed proxy card but do not specify how your shares are to be voted, your shares will be voted FOR the election of all of our director candidates and FOR the ratification of PwC as our independent auditors.

You may receive more than one proxy or voting card depending on how you hold your shares. Shares registered in your name are covered by one card. If you also hold shares through a broker or other nominee, you may also get material from them asking how you want to vote. To be sure that all of your shares are voted, we encourage you to respond to each request you receive.

How do I revoke a proxy?

You may revoke your proxy before it is voted by: submitting a new proxy with a later date; by voting in person at the meeting; or by notifying our corporate Secretary in writing at the address listed under “Questions” on page 27.

Will my shares be voted if I don’t sign a proxy?

If you hold your shares directly in your own name, they will not be voted unless you provide a proxy. Under certain conditions, shares that you own that are held by a broker may be voted even if you do not provide voting instructions to the broker. Brokerage firms have the authority under the New

York Stock Exchange rules to vote customers’ unvoted shares on certain “routine” matters, including the election of directors and the ratification of auditors.

What constitutes a quorum?

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Shares owned by us are not voted and do not count for this purpose. On the record date, we had 59,124,954 shares of common stock outstanding and entitled to vote at the meeting.

How many votes are needed for approval?

The four director candidates receiving the most “FOR” votes will be elected to the four seats on the Board to be filled at the meeting. The selection of PwC as our independent auditors for 2004 will be ratified if more votes are cast FOR than are cast AGAINST their ratification. Abstentions, withholding authority to vote for a candidate and broker non-votes will only reduce the number of votes a candidate or proposal receives.

A “broker non-vote” occurs when a broker submits a proxy but does not vote for or against a matter. This will occur when the beneficial owner has not instructed the broker how to vote and the broker does not have discretionary authority to vote in the absence of instructions.

What should I do if I want to attend in person?

Only stockholders of record, their proxy holders, and invited guests may attend the meeting. If you wish to vote in person and your shares are held by a broker or nominee, you will need to obtain a proxy from the broker or nominee authorizing you to vote your shares held in their name.

PROPOSAL I — ELECTION OF DIRECTORS

At the recommendation of the Corporate Governance and Nominating Committee, our Board of Directors has nominated the four director candidates named below.

Our Board of Directors oversees the management of our company on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the declaration of dividends, the selection of the Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations, and the evaluation of his performance.

Our Charter and Bylaws provide for three classes of directors, who serve staggered three-year terms expiring at the annual meeting of stockholders three years following their election to a full term. The Corporate Governance and Nominating Committee has recommended, and the Board has nominated, for re-election as Class I directors each of the four persons currently serving as Class I directors, whose terms are expiring at the 2004 annual meeting of stockholders. If elected, each of the persons nominated as a Class I director will serve until the annual meeting of stockholders in 2007. Personal information on each of our nominees, and on each of the other directors who will continue to serve on our Board following the annual meeting, is given below.

The Board of Directors has determined that each of the four current Class I directors nominated for reelection and each of our continuing directors, except for Thomas J.

Corcoran, Jr. and Richard C. North, has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us) and is independent within the meaning of the director independence requirements of the listing standards of the New York Stock Exchange, or NYSE. The foregoing determination was based on information known by the members of the Board of Directors concerning each other and supplied by each of the directors for the purpose of this determination. Mr. Corcoran is our President and Chief Executive Officer, and Mr. North is an executive officer of InterContinental Hotels Group PLC, whose subsidiaries managed 70 of our hotels at December 31, 2003. Assuming the election of our four nominees, all of our directors, other than Mr. Corcoran, will be “Independent Directors,” as defined in our Charter.

Our Board of Directors met eight times during 2003. On average, our directors attended more than 94% of the Board and committee meetings held during 2003. Each of our directors attended more than 80% of the meetings of the Board and of the Board committees on which he or she served. Since fewer than 10 non-employee stockholders generally attend our annual meetings in person, the Board of Directors has not adopted a formal policy with regard to director attendance at the Annual Meeting of Stockholders. Other than Mr. Corcoran, none of the directors attended the 2003 Annual Meeting of Stockholders.

The Board of Directors recommends that you vote FOR the election of each of the nominees for election as Class I directors described below.

Nominees for Election as Class I Directors (Terms Expiring in 2007)

Melinda J. Bush
Age 63

Mrs. Bush was elected as a director of FelCor in May 2000. She was, until September 1996, the Executive Vice President of Reed Elsevier’s Reed Travel Group/Hotel & Travel Index, which was engaged in hotel industry marketing and publishing activities on a global basis. From September 1996 until March 2002, she served as the Executive Vice President, Editorial and Publishing Director of Premier Hotels & Resorts, www.premierhotels.com, a division of Advanstar Communications. In March 2002, Mrs. Bush became Chairman and Chief Executive Officer of HRW Holdings, LLC/Hospitality Resources Worldwide, a company in which she is a major shareholder. This company provides first stage funding for enterprises in the lodging and travel industry. Mrs. Bush has more than 20 years experience in the hospitality industry, and is also a director and trustee of the American Hotel Foundation. She has honorary degrees from Cornell Hotel School and Johnson & Wales Universities and carries the CHA (Certified Hotel Administrator) designation awarded by the industry to hotel operators and general managers. She was also named Woman of the Year in Travel by the Travel Industry of America and is the recipient of several other industry awards for her achievements in the industry.

Charles A. Ledsinger, Jr.
Age 54

Mr. Ledsinger has served as a director of FelCor since November 1997. Mr. Ledsinger became the President and Chief Executive Officer of Choice Hotels International in August 1998. Prior to that time, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of St. Joe Corporation from May 1997 until his election as President and Chief Operating Officer of that corporation in February 1998. From June 1995 until May 1997, Mr. Ledsinger was Senior Vice President and Chief Financial Officer of Harrah’s Entertainment, Inc. For more than three years prior to that, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of The Promus Companies Incorporated, the former parent of Harrah’s Entertainment, Inc. He is also a director of Choice Hotels International, TBC Corporation and Friendly Ice Cream Corporation.

Robert H. Lutz, Jr.
Age 54

Mr. Lutz served as a director of Bristol Hotel Company from December 1995 until its merger into FelCor in July 1998, and has served as a director of FelCor since that time. Mr. Lutz is currently the President of R.L. Investments, Inc., a private investment firm. From 1994 through 2000, Mr. Lutz served as the Chairman and Chief Executive Officer, and a member of the executive committee, of Amresco, Inc., a financial services company. From 1991 to 1994, Mr. Lutz served as President and Chief Operating Officer of Balcor/Allegiance Realty Group, a subsidiary of the American Express Company engaged in real estate ownership and management.

Michael D. Rose
Age 62

Mr. Rose has served as a director of FelCor since July 1998. In May 2001, Mr. Rose was named Chairman of the Board of Gaylord Entertainment Company, a diversified entertainment company. He served as the Chairman of the Board of Promus Hotel Corporation from April 1995 through December 1997 and, thereafter, as a director until December 1998. Mr. Rose served as Chairman of the Board of Harrah’s Entertainment Inc. from June 1995 until his retirement as of December 31, 1996. He also served as Chairman of the Board of The Promus Companies Incorporated from November 1989 through June 1995 and as Chief Executive Officer of that company from November 1989 to April 1994. Mr. Rose is also a director of First Tennessee National Corporation, Stein Mart, Inc. and Darden Restaurants, Inc.

Continuing Class II Directors (Terms expiring in 2005)

Thomas J. Corcoran, Jr.
Age 55

Mr. Corcoran is the President and Chief Executive Officer of FelCor and has served in that capacity since its formation in 1994. From 1991 to 1994, Mr. Corcoran held the same positions with the general partner of the partnerships that were merged into FelCor at its formation. From October 1990 to December 1991, he served as the Chairman, President and Chief Executive Officer of Fiesta Foods, Inc., a manufacturer of tortilla chips and taco shells. From 1979 to 1990, Mr. Corcoran held various positions with ShowBiz Pizza Time, Inc. (now CEC Entertainment, Inc.), an operator and franchisor of family entertainment center/pizza restaurants, and with Integra — A Hotel and Restaurant Company (formerly Brock Hotel Corporation). He served as the President and Chief Executive Officer of Integra from 1986 to 1990.

Donald J. McNamara
Age 51

Mr. McNamara was the Chairman of the Board of Bristol Hotel Company from November 1994 until its merger into FelCor in July 1998. Since the merger, he has served as the Chairman of the Board of FelCor. Mr. McNamara previously served as a director of FelCor from July 1994 until November 1997. He is also the Chairman of The Hampstead Group, LLC, a private equity real estate investment company. Mr. McNamara also serves as a director of Omega Healthcare Investors, Inc. and Franklin Covey Co.

Richard C. North
Age 54

Mr. North served as a director of Bristol Hotel Company from 1997 until its merger into FelCor in July 1998, and has served as a director of FelCor since that time. Mr. North served as the Group Finance Director of Six Continents PLC from 1994 until he was appointed as Chief Executive Officer of the Six Continents Hotels Division in October 2002. He was named Chief Executive Officer of InterContinental Hotels Group PLC in April 2003, in connection with the separation of the retail business of Six Continents from the hotel and soft drink businesses of Six Continents, the latter of which was assumed by InterContinental Hotels Group PLC, which became the successor to Six Continents PLC. InterContinental Hotels Group PLC operates or franchises more than 3,000 hotels in more than 75 countries under various brands, including Inter-Continental®, Crowne Plaza® and Holiday Inn®. Prior to 1994, Mr. North served as the Group Finance Director of The Burton Group. Mr. North currently serves as a Non-Executive Director of LogicaCMG PLC, and has previously served as a Non-Executive Director of Asda PLC and of Leeds United PLC.

Continuing Class III Directors (Terms expiring 2006)

Richard S. Ellwood
Age 72

Mr. Ellwood, a director of FelCor since its formation in 1994, is the founder and President of R.S. Ellwood & Co., Inc., a real estate investment banking firm which was organized in 1987. Prior to 1987, as an investment banker, Mr. Ellwood was elected successively in 1963 a vice president of Morgan Guaranty Trust Company, in 1968 a general partner of White Weld & Co., in 1978 a managing director of Warburg Paribas Becker, Incorporated and in 1984 a managing director and senior banker of Merrill Lynch Capital Markets. Mr. Ellwood has extensive experience in hotel financing. He was a founder of Hotel Investors Trust, a REIT, and served as a trustee from 1970 until its merger with another REIT in 1987. He is currently a director of Apartment Investment and Management Company and Florida East Coast Industries, Inc.

Richard O. Jacobson
Age 67

Mr. Jacobson has served as a director of FelCor since its formation in 1994 and is the Chairman of the Board of Jacobson Warehouse Company, Inc., a privately held warehouse company with facilities in 53 locations in 19 states, which Mr. Jacobson founded 36 years ago. He is also Chairman of the Board of Jacobson Transportation Company, Inc., a truckload common carrier with authority to operate in the United States (48 states), Canada and Mexico. Mr. Jacobson is a member of the boards of directors of Atrion Corporation, Firstar Bank Des Moines, N.A. and Heartland Express, Inc.

Robert A. Mathewson
Age 39

Mr. Mathewson has served as a director of FelCor since May 2002. Since 1992, Mr. Mathewson has been the President of RGC, Inc., a privately owned real estate investment company investing primarily in hotels and other commercial real estate. RGC, Inc. and its affiliates have been significant investors in FelCor and its predecessors since 1993. In addition, from December 1999 to August 2000, Mr. Mathewson served as the Vice President of Business Development for Televoke Inc., an internet application service provider focusing on web, wireless and telephony integration. Mr. Mathewson holds a bachelor’s degree in Economics and a master’s degree in Business Administration from the University of California at Berkeley, and a Juris Doctor degree from the Hastings College of Law. Mr. Mathewson also serves as a director of International Game Technology.

Director Compensation

In lieu of cash compensation for their services during 2003, we have issued to each of our directors, except as described below, that number of shares of our common stock determined by dividing (i) the sum of a base amount of $35,000, or $40,000 for members of the Audit Committee, plus, if a director attended more than five Board meetings during the year, $1,000 for each additional meeting attended in person and $500 for each additional telephonic meeting in which he participated, by (ii) $11.52, the closing price of our common stock on February 3, 2004, the date the issuance was authorized by the Board, and rounding to the nearest whole lot of 100 shares. In addition to such compensation, each director is reimbursed for out-of-pocket expenses incurred in connection with his or her service on our Board. No additional compensation was paid to directors for service on any Board committee, other than the Audit Committee.

The number of shares of our common stock issued to each director for his or her services during 2003 is set forth below:

Name	Number of Shares
Donald J. McNamara	3,100
Melinda J. Bush	3,200
Richard S. Ellwood	3,600
Richard O. Jacobson	3,600
Charles A. Ledsinger, Jr.	3,600
Robert H. Lutz, Jr.	3,100
Robert A. Mathewson	3,200
Michael D. Rose	3,100

Mr. North is not permitted by his employer to accept any compensation for his services as one of our directors. Mr. Corcoran, who receives compensation as our President and Chief Executive Officer, did not receive any additional or separate compensation for his services as a director in 2003.

Director compensation will be determined in a manner similar to that described above for services rendered during 2004.

Board Committees

The Board appoints committees to help carry out its duties. In particular, Board committees work on key issues in greater detail than would be practicable at a full Board meeting. Each committee reviews the results of its meetings with the full Board. Donald J. McNamara, the Chairman of the Board, is an ex-officio member of all committees.

The Board’s standing committees currently consist of the Executive Committee, the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee. During 2003, the Board adopted new or amended charters for each of these committees, copies of which may be found on our website at www.felcor.com. In addition to these Board committees, the Board has delegated specific authority to the Capital Approval Committee, a committee of senior executive officers. A more detailed description of each of these committees is set forth below:

The Executive Committee was established to exercise broad powers on behalf of the Board. In practice, the committee only meets when it is impractical to call a meeting of the full Board. In addition, the Executive Committee worked closely with management in the development of our strategic plan. The Executive Committee consists of Donald J. McNamara (Chairman), Thomas J. Corcoran, Jr. and Robert H. Lutz, Jr.

The Executive Committee held three meetings during 2003.

The Audit Committee oversees audits, accounting, financial reporting, and internal control matters. The Audit Committee appoints, compensates, evaluates and terminates the independent public accountants that audit our financial statements. The committee consults with the independent accountants and reviews their audit and other work. The committee also consults with our Chief Financial Officer and Chief Accounting Officer, and reviews our internal controls and compliance with corporate policies.

During 2003, the committee met prior to each release of our earnings to review the earnings to be reported and to examine any issues relating to the report of such earnings. The committee also met to review each Quarterly Report on Form 10-Q and the Annual Report on Form 10-K before their filing. The directors currently serving on the Audit Committee are Charles A. Ledsinger, Jr. (Chairman), Richard S. Ellwood, Richard O. Jacobson and Robert A. Mathewson, each of whom is independent in accordance with the listing standards of the NYSE. The Board of Directors has reviewed the education, experience and other qualifications of each of the members of the Audit Committee. After review, the Board of Directors has determined that Mr. Ledsinger meets the Securities and Exchange Commission’s definition of an “audit committee financial expert” and is independent under the applicable rules of the Securities and Exchange Commission.

The Audit Committee held 10 meetings during 2003. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A, in addition to being available on our website at www.felcor.com.

The Compensation Committee determines the compensation to be paid to our senior executive officers and advises the Board on the adoption of, and administers, employee benefit and compensation plans. During 2003, the Compensation Committee consisted of Michael D. Rose (Chairman), Melinda J. Bush, Robert H. Lutz, Jr. and Robert A. Mathewson, each of whom is independent in accordance with the listing standards of the NYSE.

The Compensation Committee held three meetings during 2003.

The Corporate Governance and Nominating Committee recommends to the Board candidates for election to our Board of Directors, develops and recommends to the Board our Corporate Governance Guidelines, including criteria for membership on the Board and Board committees, and considers other corporate governance issues. This committee consists of Richard S. Ellwood (Chairman), Charles A. Ledsinger, Jr. and Michael D. Rose, each of whom is independent in accordance with the listing standards of the NYSE.

In determining candidates to recommend for election, the Corporate Governance and Nominating Committee reviews a potential candidate’s experience, expertise and other factors relative to the Board’s composition, the continued appropriateness of Board membership for any director due to a change in his or her circumstances, and the performance as a director of incumbent directors. Our Corporate Governance Guidelines prohibit the nomination of any new director if he or she would be 70 or older at the time of election, or 75 or older for any of our current directors. In addition, non-management directors are subject to a term limit of six consecutive full terms. The committee is also required to recommend for nomination as directors, individuals that assure a majority of the Board’s members are independent as required by the NYSE listing standards and the Securities and Exchange Commission’s rules. The Corporate Governance Guidelines direct the members of the committee to take into account the following criteria, in addition to any other criteria they may consider appropriate:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the hotel industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee matters;

•	the fit of the individual skills and personality with those of other directors and potential directors in building an effective, collegial and responsive Board; and

•	diversity of viewpoints, background and experience.

The committee currently has no fixed process for identifying new nominees for director, thereby retaining the flexibility to adapt its process to the circumstances. The committee has the ability, if it deems it necessary or appropriate, to retain the services of an independent search firm to identify new director candidates. The committee has determined that it will give consideration to any potential candidate proposed by a member of our Board or senior management. Any non-incumbent director so proposed will be personally interviewed by at least one member of the committee and the Chief Executive Officer and their assessment of his or her qualifications will be provided to the full committee.

For this annual meeting, the committee received no proposed non-incumbent candidates, and considered only the incumbent directors, for nomination as directors. In evaluating the incumbent directors, the committee reviewed and evaluated their qualifications and performance in accordance with the foregoing criteria.

Our policy and procedures regarding securityholder recommended candidates for director are contained in the Charter of the Corporate Governance and Nominating Committee. The committee may consider securityholder recommendations for candidates to serve on the Board. The committee will consider any candidate for director recommended by any beneficial owner, or group of beneficial owners, that has owned more than 5% of our outstanding common stock for at least one year. The committee will consider the candidate based on the same criteria established for selection of director nominees generally. The committee reserves the right to reject any candidate that has a special interest agenda other than the best interests of our company and its stockholders, generally. Securityholders desiring to nominate persons for director should follow the following procedure:

•	Submit the following information about the candidate in written correspondence mailed to the Corporate Governance and Nominating Committee c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attn. General Counsel: the name, mailing address, telephone number, email address, resume, business history, listing of other past and present directorships and director committees, hotel industry experience and other relevant information;

•	Explain in the submission why the securityholder believes the candidate would be an appropriate member of our Board and the benefits and attributes that the candidate will provide to us in serving as a director;

•	Provide evidence of the requisite ownership of our securities along with the recommendation; and

•	Indicate whether we may identify the securityholder in any public disclosures that we make regarding the consideration of the director candidate.

For a candidate to be considered for nomination at the 2005 annual meeting of stockholders, the submission must be received by us no later than December 2, 2004.

The Corporate Governance and Nominating Committee held one meeting during 2003.

The Capital Approval Committee currently consists of four of our senior officers, Thomas J. Corcoran, Jr. (President and Chief Executive Officer), Lawrence D. Robinson (Executive Vice President, General Counsel and Secretary), Richard J. O’Brien, (Executive Vice President and Chief Financial Officer) and Michael A. DeNicola (Executive Vice President and Chief Investment Officer). The Board has delegated to this committee the authority to approve, and authorize actions taken in connection with, the acquisition, improvement, disposition or financing of hotel assets by us within specified limits.

The Capital Approval Committee took action 14 times during 2003, by unanimous written consent.

Corporate Governance

Board Performance

The Board of Directors conducts an annual survey of its members regarding issues of Board performance and reviews the results of the survey with a view to improving the efficiency and effectiveness of the Board.

Executive Board Sessions

The non-management directors meet regularly in executive session, in the absence of Mr. Corcoran and other members of management, to discuss issues related to management performance and other matters. In addition, at least one executive session of the Board is held each year consisting solely of directors that are independent under the rules of the SEC and the NYSE. Donald J. McNamara, our Chairman of the Board, presides at all executive sessions of the Board.

Communications With Directors

Our Corporate Governance Guidelines provide that our securityholders and other interested parties may communicate their concerns about us and our business and affairs to the Board of Directors, the Chairman of the Board or the non-management directors, as a group. These communications should be sent in the form of written correspondence by mail addressed to the Board of Directors c/o FelCor Lodging Trust Incorporated, 545 East John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention General Counsel. The communication should indicate whether it is intended for the entire Board of Directors, the Chairman of the Board or the non-management directors, as a group. The General Counsel will forward all such correspondence to the Chairman of the Board, who will determine what action, if any, will be taken concerning the correspondence and its contents. If the number of letters received through the foregoing process becomes excessive, the Board may consider approving a process for review, organization and screening of the correspondence by the General Counsel or other appropriate person.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to our directors, officers and employees. A copy of this Code, as amended, has been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2003, and is also available from our website at www.felcor.com. We will also post on our website any waivers of the provisions of the Code made with respect to any of our directors or executive officers.

STOCK OWNERSHIP

Principal Stockholders

The following table shows how much of our common stock was beneficially owned on March 22, 2004, by each person known to us to beneficially own more than 5% of our common stock.

	Amount and
Name and Address	Nature of Beneficial		Percent of
of Beneficial Owner	Ownership		Class(1)
InterContinental Hotels Group PLC	10,032,428	(2)	17.0%
20 North Audley Street London, England W1Y1WE

Donald Smith & Co., Inc.	4,967,200	(3)	8.4%
East 80 Route 4, Suite 360 Paramus, NJ 07652

NWQ Investment Management Company, LLC	3,836,696	(4)	6.5%
2049 Century Park East, 4th Floor Los Angeles, CA 90067

(1)	Based upon 59,124,954 shares outstanding as of March 22, 2004.

(2)	Based upon a Schedule 13D (Amendment No. 2) filed on October 11, 2002. InterContinental Hotels Group (formerly Six Continents PLC) shares voting and dispositive power with respect to these shares with certain of its subsidiaries.

(3)	Based upon a Schedule 13G filed on January 21, 2004. As set forth in this Schedule, Donald Smith & Co., Inc., an investment advisor, reported that it had sole voting power with respect to 4,872,200 shares, and sole dispositive power with respect to 4,967,200 shares, and that it held all of these shares on behalf of its advisory clients.

(4)	Based upon a Schedule 13G filed on February 25, 2004. As set forth in this Schedule, NWQ Investment Management Company, LLC, an investment advisor, reported that it had sole voting power with respect to 3,732,896 shares, and sole dispositive power with respect to 3,836,696 shares.

Security Ownership of Management

The following table shows how much of our common stock, Series A Preferred Stock and Series B Preferred Stock was beneficially owned on March 22, 2004, by the executive officers named in the Summary Compensation Table beginning on page 18, each nominee and continuing director, and all directors and executive officers, as a group. Unless otherwise indicated, each person owns directly the number of shares shown after his or her name in the table below.

				Amount and		Amount and
	Amount and			Nature of		Nature of
	Nature of			Beneficial		Beneficial
	Beneficial		Percent	Ownership of	Percent	Ownership of		Percent
Name of	Ownership of		of	Series A	of	Series B		of
Beneficial Owner	Common Stock		Class(1)	Preferred Stock	Class(1)	Preferred Stock		Class(1)
Melinda J. Bush	13,000	(2)	*	0	*	4,100		*
Thomas J. Corcoran, Jr.	963,850	(3)	1.6%	3,000	*	800		*
Richard S. Ellwood	28,400	(4)	*	0	*	0		*
Richard O. Jacobson	52,858		*	0	*	0		*
Charles A. Ledsinger, Jr.	14,475		*	0	*	0		*
Robert H. Lutz, Jr.	36,814	(5)	*	0	*	0		*
Robert A. Mathewson	1,162,657	(6)	1.9%	10,000	*	0		*
Donald J. McNamara	824,884	(7)	1.4%	0	*	1,800		*
Richard C. North	0		*	0	*	0		*
Michael D. Rose	56,525	(8)	*	0	*	30,000	(14)	*
Michael A. DeNicola	44,587	(9)	*	0	*	0		*
June C. McCutchen	77,421	(10)	*	0	*	0		*
Richard J. O’Brien	76,503	(11)	*	0	*	0		*
Lawrence D. Robinson	204,505	(12)	*	0	*	1,593	(15)	*
All executive officers and Directors, as a group (17 persons)	3,893,171	(13)	6.3%	13,000	*	38,293		*

*	Represents less than 1% of the outstanding shares of such class.

(1)	Based upon 59,124,594 shares of common stock, 5,980,475 shares of Series A Preferred Stock and 6,775,800 Depository Shares representing 67,758 shares of Series B Preferred Stock outstanding as of March 22, 2004.

(2)	Includes 3,000 shares held by her IRA and 10,000 shares credited to her account in the FelCor Deferred Compensation Plan.

(3)	Includes 299,125 shares that FelCor, Inc. has the right to receive upon redemption of FelCor Lodging Limited Partnership Units. Mr. Corcoran is a 50% stockholder and director of FelCor, Inc. and may be deemed to beneficially own all of the Units owned by FelCor, Inc. In February 2002, FelCor, Inc. entered into forward purchase contracts with respect to an aggregate of 269,125 shares of our common stock and may be required to deliver up to 269,125 of the Units held by it to satisfy such contracts. Also includes (i) an aggregate of 115,599 shares issued pursuant to stock grants which vest over a five-year period from the date of grant at 20% annually and of which 85,642 shares are fully vested, including 34,962 shares that are held in the FelCor Deferred Compensation Plan, (ii) 494,953 shares issuable pursuant to stock options that are currently exercisable or become exercisable within 60 days, (iii) 2,326 shares issuable upon conversion of 3,000 shares of Series A Preferred Stock, (iv) 510 shares owned by his spouse, (v) 4,855 shares owned by his children, (vi) 2,135 shares held by his IRA, and (vi) 500 shares owned by Corcoran Investments, L.L.C., a limited liability company wholly-owned by him.

(4)	Includes (i) 2,200 shares held by trusts of which Mr. Ellwood is a beneficiary and trustee, (ii) 1,500 shares held by R. S. Ellwood & Co., Inc., of which Mr. Ellwood is the sole stockholder, and (iii) 1,000 shares held by his IRA.

(5)	Includes (i) 15,414 shares issuable pursuant to currently exercisable stock options, and (ii) 21,400 shares owned by Lutz Investments, L.P., a family partnership of which Mr. Lutz is a beneficiary.

(6)	Includes an aggregate of 1,114,383 shares of common stock issuable upon redemption of FelCor Lodging Limited Partnership Units held by corporations of which Mr. Mathewson is the President, a director and stockholder. Also includes 7,752 shares of common stock issuable upon conversion of 10,000 shares of Series A Preferred Stock.

(7)	Includes 16,184 shares held by partnerships for the benefit of certain members of Mr. McNamara’s family. Mr. McNamara does not have investment control over the partnerships and disclaims any beneficial ownership of the shares held by them.

(8)	Includes (i) 21,600 shares owned by a trust for which Mr. Rose is the trustee, (ii) 21,275 shares owned by a corporation controlled by Mr. Rose, (iii) 750 shares owned by Mr. Rose’s spouse, and (iv) 12,900 shares credited to his account in the FelCor Deferred Compensation Plan.

(9)	Includes (i) 24,587 shares issued pursuant to stock grants, which vest over a five-year period from the date of grant at 20% annually and of which 8,646 fully vested shares are held in the FelCor Deferred Compensation Plan, and (ii) 20,000 shares issuable pursuant to stock options that are currently exercisable or become exercisable within 60 days.

(10)	Includes (i) 32,617 shares issued pursuant to stock grants, which vest over a five-year period from the date of grant at 20% annually and of which 15,626 are fully vested, including 12,600 shares that are held in the FelCor Deferred Compensation Plan, and (ii) 44,804 shares issuable pursuant to stock options that are currently exercisable or become exercisable within 60 days.

(11)	Includes (i) 36,503 shares issued pursuant to stock grants, which shares vest over a five-year period from the date of grant at 20% annually and of which 13,175 shares are fully vested and held in the FelCor Deferred Compensation Plan, and (ii) 40,000 shares issuable pursuant to stock options that are currently exercisable or become exercisable within 60 days.

(12)	Includes (i) 62,503 shares issued pursuant to stock grants, which shares vest over a five-year period from the date of grant at 20% annually and of which 42,275 shares are fully vested, including 34,251 shares that are held in the FelCor Deferred Compensation Plan, (ii) 137,262 shares issuable pursuant to stock options that are currently exercisable or become exercisable within 60 days, and (iii) 2,740 shares held by his IRA.

(13)	See notes 2 through 12.

(14)	Represents shares held by a corporation controlled by Mr. Rose.

(15)	Represents shares held by Mr. Robinson’s IRA.

MANAGEMENT

Executive Officers

Our current executive officers, their ages, positions held and tenure are set forth in the table below.

			Officer
Name	Age	Position(s) With FelCor	Since
Thomas J. Corcoran, Jr.	55	President, Chief Executive Officer and Director	1994

Michael A. DeNicola	45	Executive Vice President and Chief Investment Officer	2001

Richard J. O’Brien	42	Executive Vice President and Chief Financial Officer	2001

Lawrence D. Robinson	60	Executive Vice President, General Counsel and Secretary	1996

Jack Eslick	52	Senior Vice President, Director of Asset Management	1996

Lester C. Johnson	51	Senior Vice President, Controller and Principal Accounting Officer	1995

June C. McCutchen	48	Senior Vice President, Director of Design and Construction	1995

Larry J. Mundy	53	Senior Vice President, Director of Administration and Business Initiatives and Assistant General Counsel	1998

Andrew J. Welch	42	Senior Vice President and Treasurer	1998

Business Experience of Executive Officers

Information concerning the business experience of Thomas J. Corcoran, Jr. is set forth above under “Election of Directors — Continuing Class II Directors.”

Michael A. DeNicola joined FelCor in December 2001, as its Executive Vice President and Chief Investment Officer. Mr. DeNicola has more than 20 years experience in the hospitality industry. Prior to joining FelCor, he was a Principal and the Head of the Lodging and Leisure Group for Lend Lease Real Estate Investments. From 1992 to 2000, Mr. DeNicola held a number of leadership positions with Carlson Hospitality Worldwide, including Executive Vice President of Carlson Vacation Ownership, Senior Vice President of Planning, Mergers and Acquisitions, and Vice President of Operations. Prior to 1992, he served as Senior Manager and Director of Hospitality Services for Kenneth Leventhal and Company and Vice President of Hotel Investments for VMS Realty Partners.

Richard J. O’Brien began work at FelCor in June 2001, as its Executive Vice President and Chief Financial Officer. Mr. O’Brien has more than 18 years of finance experience. Prior to joining FelCor, he was a Managing Director with GE Capital Real Estate where, in various positions, he was responsible for the development of strategic alliances and new programs, E-commerce investments and debt program management. Prior to being promoted to Managing Director in 1998, he served as the Chief Financial Officer of the Americas business unit of GE Capital Real Estate. From 1994 to 1996, he served as a Technical Advisor within GE Capital Corporation’s Office of the Controller, working on finance and accounting issues related to various GE Capital Corporation business units. Prior to his tenure with GE Capital Corporation, Mr. O’Brien held management positions with J.P. Morgan Incorporated from 1992 to 1994 and with KPMG Peat Marwick from 1984 to 1992.

Lawrence D. Robinson, who has served as Senior Vice President, General Counsel and Secretary of FelCor since May 1996, was named Executive Vice President, General Counsel and Secretary in March 2001. From 1972 to 1989, Mr. Robinson was a partner in the Kansas City-based law firm of Stinson, Mag & Fizzell, for which he founded and managed a Dallas, Texas office from 1982 to 1989. From 1989 through April 1996, Mr. Robinson was a partner in the Houston-based law firm of Bracewell & Patterson, L.L.P., where he served as the managing partner of its Dallas office until 1992, as the head of that office’s corporate and securities law section and as chairman of its firm-wide hospitality group.

Jack Eslick joined FelCor in April 1996 as its Vice President, Director of Asset Management. He was named Senior Vice President, Director of Asset Management in 1998. Mr. Eslick has more than 20 years experience in hotel operations. From April 1991 until he joined FelCor, Mr. Eslick served as Vice President of Operations of Promus Hotel Corporation, where he had direct responsibility for all operations in a region that grew from 14 hotels to 26 hotels. Prior to April 1991, he served in various capacities with Holiday Inns, Inc., including serving as general manager of various hotels and as a Regional Director of Operations.

Lester C. Johnson, who was named Senior Vice President and Controller in March 2001, joined FelCor in September 1995 as its Vice President and Controller. Prior to joining FelCor, Mr. Johnson held various positions with Integra — A Hotel and Restaurant Company and ShowBiz Pizza Time, Inc. (now CEC Entertainment, Inc.) from 1981 to 1995. He served as the Vice President and Controller of Integra from 1991 to 1995.

June C. McCutchen joined FelCor in October 1995 as Vice President, Director of Design and Construction, and was named Senior Vice President, Director of Design and Construction in 1998. Prior to her engagement by FelCor, she was an Account Executive for Hospitality Restoration & Builders, Inc. From 1992 to 1994 she was Project Manager for American General Hospitality, Inc. where she managed all capital improvement work for more than 35 properties. Prior to 1992, Ms. McCutchen was Project Manager for Hilton Hotels, Inc. from 1987 to 1992, and prior to 1987, she served as design coordinator and purchasing manager for Embassy Suites, Inc.

Larry J. Mundy joined FelCor in January 1998 as Senior Vice President, Director of Administration and Business Initiatives, and was also named Assistant General Counsel in December 2001. From 1995 until he joined FelCor, he was Vice President of Franchise Development for Motel 6®. From 1987 to 1995, he was Vice President of Development in the South/Southeast for Hilton Hotels Corporation and prior to 1987 he served as corporate counsel for Residence Inns® and Embassy Suites, Inc.

Andrew J. Welch joined FelCor in July 1998 as its Vice President and Treasurer. He was named Senior Vice President and Treasurer in March 2001. Prior to joining FelCor, Mr. Welch had served as Vice President and Treasurer of Bristol Hotel Company from August 1997. For 13 years prior to joining Bristol, Mr. Welch was responsible for originating investment banking and corporate banking business for Bank of America, N.A., Citibank, N.A. and NationsBank, N.A.

Terms of Office and Relationships

Our officers are elected annually by our Board of Directors at a meeting held following each annual meeting of stockholders, or as soon thereafter as necessary and convenient in order to fill vacancies or newly created offices. Each officer holds office until his successor is duly elected and qualified or until death, resignation or removal, if earlier. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever, in its judgment, our best interests will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

There are no family relationships among any of our current directors or executive officers. Except as described under “Election of Directors” above, none of our director nominees or continuing directors hold directorships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”) or pursuant to Section 15 (d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

There are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or officer was selected.

Executive Compensation Tables

The following tables show the compensation of our Chief Executive Officer and our four other most highly paid executives. See the Compensation Committee Report beginning on page 20 for an explanation of our compensation philosophy.

SUMMARY COMPENSATION TABLE

								Long Term
		Annual Compensation						Compensation Awards
								Securities
					Other Annual	Restricted		Underlying	All Other
					Compensation	Stock		Options/	Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)	($)(1)	Awards($)(2)		SARs(#)	($)(18)
Thomas J. Corcoran, Jr.	2003	431,166		None	None	107,439	(3)	None	18,000
President and Chief Executive	2002	422,712		None	None	105,546	(4)	None	16,500
Officer	2001	412,000		60,000	None	723,850	(5)	None	15,750

Lawrence D. Robinson	2003	313,956		21,700	None	78,222	(6)	None	18,000
Executive Vice President,	2002	307,800		38,213	None	76,851	(7)	None	16,500
General Counsel & Secretary	2001	274,459		125,000	None	420,300	(8)	25,000	15,750

Richard J. O’Brien	2003	313,956		21,700	None	78,222	(6)	None	18,000
Executive Vice President and	2002	307,800		38,213	None	76,851	(7)	None	16,500
Chief Financial Officer	2001	175,000	(9)	120,000	None	588,500	(10)	125,000	95,580

Michael A. DeNicola	2003	261,630		225,394	None	65,199	(11)	None	18,000
Executive Vice President and	2002	256,500		31,844	None	64,040	(12)	None	82,006
Chief Investment Officer	2001	20,833	(13)	None	None	240,750	(14)	None	None

June C. McCutchen	2003	222,051		58,288	None	55,328	(15)	None	18,000
Senior Vice President, Director	2002	217,697		27/027	None	54,352	(16)	None	16,500
of Design and Construction	2001	212,180		50,000	None	373,600	(17)	20,000	15,750

(1)	The aggregate amount of perquisites and other personal benefits, securities or property, did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for the named executive officer.

(2)	There were 37,013 shares of restricted stock awarded to the above-named officers during the 2003 fiscal year. Holders of restricted stock are entitled to vote and receive dividends on such shares from the date of grant. The amount reported in this table represents the market value of the shares awarded on the date of grant, determined by the closing price of the common stock on such date, without giving effect to the diminution of value attributable to the restrictions on such stock. As of December 31, 2003, the aggregate unvested restricted stock holdings by the named executive officers consisted of 146,268 shares as set forth below, with a then current aggregate market value of $1,620,649, as follows: Mr. Corcoran, 45,437 shares ($503,432 in value); Mr. Robinson, 30,828 shares ($341,574 in value); Mr. O’Brien, 25,628 shares ($283,958 in value); Mr. DeNicola, 17,858 shares ($197,867 in value); and Ms. McCutchen, 26,517 shares ($293,808 in value).

(3)	Represents an award of 9,785 shares of restricted stock on January 23, 2003, which becomes vested over a five-year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $10.98 per share.

(4)	Represents an award of 6,014 shares of restricted stock on January 24, 2002, which becomes vested over a; five-year period at the rate of 20% per year. The value is based upon the closing price of the common stock on the date of grant of $17.55 per share.

(5)	Represents an award of 31,000 shares of restricted stock on March 15, 2001, which becomes vested over a five-year period at the rate of 20% per year. The value is based upon the closing price of the common stock on the date of grant of $23.35 per share.

(6)	Represents an award of 7,124 shares of restricted stock on January 23, 2003, which becomes vested over a five-year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $10.98 per share.

(7)	Represents an award of 4,379 shares of restricted stock on January 24, 2002, which becomes vested over a five-year period at the rate of 20% per year. The value is based upon the closing price of the common stock on the date of grant of $17.55 per share.

(8)	Represents an award of 18,000 shares of restricted stock on March 15, 2001, which becomes vested over a five-year period at the rate of 20% per year. The value is based upon the closing price of the common stock on the date of grant of $23.35 per share.

(9)	Includes compensation only during the period from the date of commencement of Mr. O’Brien’s employment with FelCor (June 1, 2001) through December 31, 2001.

(10)	Represents an award of 25,000 shares of restricted stock on June 4, 2001, which become vested over a five-year period at the rate of 20% per year. The value is based upon the closing price of the common stock on the date that Mr. O’Brien accepted employment with FelCor of $23.54 per share.

(11)	Represents an award of 5,938 shares of restricted stock on January 23, 2003, which becomes vested over a five-year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $10.98 per share.

(12)	Represents an award of 3,649 shares of restricted stock on January 24, 2002, which becomes vested over a five-year period at the rate of 20% per year. The value is based upon the closing price of the common stock on the date of grant of $17.55 per share.

(13)	Includes compensation only during the period from the date of commencement of Mr. DeNicola’s employment with FelCor (December 1, 2001) through December 31, 2001.

(14)	Represents an award of 15,000 shares of restricted stock on December 3, 2001, which becomes vested over a five-year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $16.05 per share.

(15)	Represents an award of 5,039 shares of restricted stock on January 23, 2003, which becomes vested over a five-year period at the rate of 20% per year. The value is based on the closing price of the common stock on the date of grant of $10.98 per share.

(16)	Represents an award of 3,097 shares of restricted stock on January 24, 2002, which becomes vested over a five-year period at the rate of 20% per year. The value is based upon the closing price of the common stock on the date of grant of $17.55 per share.

(17)	Represents an award of 16,000 shares of restricted stock on March 15, 2001, which becomes vested over a five-year period at the rate of 20% per year. The value is based upon the closing price of the common stock on the date of grant of $23.35 per share.

(18)	These amounts represent our contributions to the FelCor Employee Savings and Investment Plan in the amount of up to $18,000 in 2003, $16,500 in 2002, and $15,750 in 2001, for each executive officer and, in the case of Mr. O’Brien and Mr. DeNicola, a moving allowance of $79,830 and $65,506, respectively, paid to him in connection with the commencement of his employment. The executive officers receive health and disability insurance benefits, which do not exceed 10% of their respective salaries. These benefits are also made available to our other employees.

No stock options or stock appreciation rights were granted to any of our named executive officers during the 2003 fiscal year. The unexpired stock options to purchase common stock held by our named executive officers at December 31, 2003, are summarized in the table below.

FISCAL YEAR END OPTION VALUES

	Number of Securities
	Underlying Unexercised		Value of Unexercised
	Options at		In-the-Money Options at
	December 31, 2003		December 31, 2003(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Thomas J. Corcoran, Jr.	494,953	5,000	$0	$0
Lawrence D. Robinson	137,262	25,000	$0	$0
Richard J. O’Brien	40,000	85,000	$0	$0
Michael A. DeNicola	20,000	30,000	$0	$0
June C. McCutchen	44,804	20,000	$0	$0

(1)	The option exercise price for all outstanding options was greater than the closing sale price of the common stock on the New York Stock Exchange on December 31, 2003, which was $11.08 per share.

Compensation Committee Report

Compensation Philosophy

The Compensation Committee works with senior management to develop and implement our executive compensation philosophy. Historically, our philosophy on executive compensation had been to provide a base cash compensation close to the average of other equity hotel REITs, and to provide additional incentive compensation in the form of discretionary cash bonuses and grants of options and restricted stock based on the realization of stated objectives, such as acquisitions, financings, renovations, improvements in funds from operations and other similar criteria expected to result in improvements in total stockholder return.

The current compensation program consists of a base salary, a cash bonus component and a long-term incentive element, in the form of grants of restricted stock that vest over a five-year period at 20% per year. The cash bonus component for all executive officers is tied, in whole or in part, to corporate performance and, for certain officers, in part to the achievement of specific objectives within their control. The amount of cash bonuses is determined based upon the attainment of one of three levels of performance.

We believe that the award of significant incentive compensation in the form of restricted stock provides management with incentives consistent with the interests of stockholders. As a result of this philosophy, executive compensation may be at or below other equity hotel REITs during periods of average performance and above that of the competitive set during periods of above average growth or performance.

Our compensation philosophy was based, in part, upon a compensation study requested by the committee in 1999 and presented to the committee in February 2000. The committee has determined that given the dramatic changes that have occurred in the lodging industry since 2000, it was appropriate to re-examine this philosophy in light of those changes. Accordingly, the committee has requested a new compensation study and engaged an independent consultant to conduct this study and report to the committee later this year. As was the case with the earlier study, the committee will compare the compensation paid to our executive officers with the compensation paid by other companies in our competitive set. The competitive set that has been used by the committee to measure performance includes other equity hotel REITs, particularly those whose capitalization, revenues, assets, market value and total stockholder returns are most nearly comparable to ours.

Since REITs do not pay taxes at the corporate level, no policy has been established with respect to qualifying compensation paid to executive officers under Section 162(m) of the Internal Revenue Code.

Executive Compensation

During 2003, Mr. Corcoran, our President and Chief Executive Officer, received a base salary of $431,166. This base cash compensation, like that paid to other executive officers, is related primarily to competitive factors and is not tied to our financial performance or the achievement of specific goals. The base compensation of our executive officers was increased 2% in 2003, over 2002, consistent with inflation.

In addition to base salary, our executive officers were eligible to receive cash bonuses based upon their attainment of the performance criteria established by the committee for 2003. The performance criteria generally consist of two components, the first is based upon our corporate performance and the second is based upon an individual’s attainment of certain specified objectives. Since our corporate performance was below expectations in 2003, due in large part to the continued weak economy and the absence of an anticipated recovery in the lodging industry until very late in the year that resulted in our third consecutive annual decline in revenue per available room, no bonuses based upon our corporate performance were paid during 2003. Since Mr. Corcoran’s bonus was tied solely to corporate performance, he received no bonus in 2003. The other named officers received bonuses based solely upon their achievement of specified individual objectives during the year.

It is expected that future cash bonuses, if any, paid to our executive officers will be based again, in part, upon the attainment of corporate performance goals and the attainment of individual objectives established by the committee for the year. In this regard, the committee is in the process of developing performance criteria for 2004 based upon performance expectations for our company and for certain individual officers in 2004. In addition, the committee may consider other adjustments as a result of the compensation study currently in progress, with a view to assuring that we remain competitive in the market for executive talent.

Other Incentive Compensation

Routine annual awards of an aggregate of 37,013 shares of restricted stock were made to the executive officers during 2003. These awards were made consistent with the committee’s belief that grants of restricted stock should be a significant component of compensation for executive officers, notwithstanding the committee’s recognition that grants of restricted stock are not as meaningful given the current lack of dividend payments on our common stock. Although there is no generally applicable policy or formula for these or future grants, these grants were made, and the committee anticipates that future grants will be made, generally in relation to base salary.

Employment Arrangements

We have entered into an employment agreement with Mr. Corcoran that continues in effect until December 31, 2004, and automatically renews for successive one-year terms, unless otherwise terminated. Under this agreement, Mr. Corcoran serves as the President and Chief Executive Officer of our company. The agreement provides that Mr. Corcoran be paid a salary in excess of a stated minimum and that a comprehensive medical plan be maintained for the benefit of Mr. Corcoran and his dependents. None of our other officers has an employment agreement.

We have entered into change in control and severance agreements with each of our executive officers and certain other key employees. Each of these agreements currently extends until December 31, 2004, and will automatically renew for successive one-year terms, unless terminated. In the event of a potential change in control, each covered employee agrees to remain in our employ until the earlier of one year following the “potential change in control” or six months following an actual “change in control.” Following a “change in control,” if a covered employee’s employment is terminated by us other than for disability, retirement, or “cause” (or by the employee for “good reason”), then the employee will be entitled to (i) the immediate vesting of all stock options, awards of restricted stock and other benefits previously awarded or credited to his account and (ii) a lump sum severance payment of between 2.99 and 0.5 times the employee’s average total annual compensation over the past three years. We will be required to “gross-up” the severance payment to cover excise taxes on the benefits, thereby providing such benefits to the employee on a net basis, after payment of any such excise taxes.

We also maintain a 401(k) Plan, health insurance and other benefits generally available to all employees. We also provide a deferred compensation plan that is available only to directors and qualifying employees. We make no matching or other contribution to the deferred compensation plan, other than the payment of its operating and administrative expenses. This report has been furnished by the current members of the Compensation Committee.

Michael D. Rose
Robert H. Lutz, Jr.
Melinda J. Bush
Robert A. Mathewson

Compensation Committee Interlocks and Insider Participation

Each of the above-named members of the Compensation Committee is independent in accordance with the listing standards of the NYSE and has no relationship with our company requiring disclosure under regulations promulgated by the Securities and Exchange Commission.

Certain Relationships and Related Transactions

Management Agreements

The management agreements we entered into with InterContinental Hotels Group, or IHG (formerly Six Continents Hotels), in exchange for the 88 leases we acquired from them on July 1, 2001, generally have initial terms of 12 to 17 years, provide for both management services and the use of the brand name, and provide for the payment of a base fee to IHG of 2% of the adjusted gross revenues and 5% of the room revenues of each hotel managed. In addition, IHG may receive, as an incentive fee, a percentage of hotel profits in excess of specified returns to us on our investment in the hotels.

The original management agreements provide that, in the event of the early termination of one of these management agreements by us, we may be obligated to pay IHG a substantial replacement fee and/or liquidated damages. However, if the early termination occurs as a result of the sale of a managed hotel, no liquidated damages will be payable by us if we reinvest the net proceeds of the sale in one or more hotels licensed and managed by IHG within one year of the date of sale.

To facilitate our sale of non-strategic hotels, during 2003 we entered into an amendment to the IHG management agreements, pursuant to which we extended the term of the management agreements on 27 hotels from 2013 to 2018 and, in exchange, we received from IHG a credit of approximately $25 million, subject to increase under certain circumstances, to apply to the satisfaction of the replacement fees and/or liquidated damages otherwise payable to IHG upon the sale of 35 IHG managed hotels. We agreed that the proceeds of hotel sales for which the credit was utilized would be applied to the reduction of our debt. During 2003, we utilized approximately $9 million of this credit.

IHG also receives various fees from us for other services, including accounting, marketing, reservation system and technology services. In the aggregate, we paid IHG and its affiliates management and other fees of approximately $55 million during 2003. Mr. North, one of our directors, is the Chief Executive Officer of IHG.

Sharing of Offices and Employees

We share our executive offices and certain employees with FelCor, Inc., an entity controlled by Mr. Corcoran. FelCor, Inc. bears its share of the costs thereof, including an allocated portion of the rent, salaries of certain personnel, office supplies, telephones and depreciation of office furniture, fixtures and equipment. Any allocation of these shared expenses to us must be approved by a majority of our independent directors. During 2003, FelCor, Inc. paid approximately $46,000 of such expenses and we bore the balance of such expenses. Mr. Corcoran’s salary is paid solely by us and he receives no salary from FelCor, Inc. Mr. Corcoran is the President, Chief Executive Officer and a director of our company and also serves as a director (or manager) and the President of FelCor, Inc. For a description of Mr. Corcoran’s employment agreement and of the change in control and severance agreements between us and our executive officers and certain other key employees, please see the discussion under “Employment Arrangements” in the Compensation Committee Report, beginning on page 20.

Loan to Executive Officer

As an inducement to Mr. DeNicola to accept employment as our Executive Vice President and Chief Investment Officer in November 2001, a subsidiary of ours agreed to extend credit to him of up to $150,000. Mr. DeNicola has borrowed $150,000 under this arrangement. The loan is secured by a second mortgage on Mr. DeNicola’s home, bears interest at our line of credit rate and matures on January 15, 2007. Mr. DeNicola made principal payments of $5,000 in January 2003 and $10,000 in January 2004, in each case plus accrued interest, and is obligated to make a principal payment of $10,000, plus accrued interest, in January of each succeeding year until maturity.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than 10% of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies furnished to us and representations from the officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2003, applicable to our officers, directors and greater than 10% beneficial owners were satisfied.

Based on written representations from the officers and directors, we believe that all Forms 5 for directors, officers and greater than 10% beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December 31, 2003.

Report of the Audit Committee

The Audit Committee currently consists of four directors and operates under a written charter adopted by the Board of Directors. We consider all members to be independent as defined by the NYSE listing standards. Management is responsible for our internal controls and the financial reporting process. PwC, our independent auditors, are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee the financial reporting process.

In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements with both management and PwC. Specifically, the Audit Committee has discussed with PwC matters required to be discussed by SAS 61, 89 and 90 (Codification of Statements on Auditing Standards, AU §380).

The Audit Committee received from PwC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with PwC the issue of its independence from us.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and PwC noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2003.

This report has been furnished by the current members of the Audit Committee.

Charles A. Ledsinger, Jr.
Richard S. Ellwood
Richard O. Jacobson
Robert A. Mathewson

STOCK PERFORMANCE GRAPH

Annual total returns to our common stockholders are shown in the performance graph appearing below. The graph shows the relative investment performance of our common stock, the S&P 500, the NAREIT Equity Index and the Bloomberg Hotel REIT Index from December 31, 1998, through December 31, 2003.

Since our company’s initial public offering in 1994, we have compared our stockholders’ total return on our common stock against the NAREIT Equity Index and the S&P 500 Total Return Index. We have decided to add the Bloomberg Hotel REIT Index and discontinue the use of the NAREIT Equity Index, beginning in 2005.

The NAREIT Equity Index is currently comprised of 147 equity REITs that own a wide variety of real estate assets, including regional shopping malls, shopping centers, apartments, hotel properties, self-storage facilities, industrial properties and manufactured housing communities. The Bloomberg Hotel REIT Index, which did not exist in 1994, is currently comprised of 14 publicly traded REITs that focus their investments on hotel properties, as do we. Now that this index is available and has been published for a number of years, we believe that it will provide a more meaningful basis than the broader NAREIT Equity Index by which to compare our performance against other REITs in the lodging industry.

	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03
FelCor Lodging Trust	100.0	87.7	133.6	104.2	73.2	74.5
NAREIT Equity Index	100.0	95.4	120.5	137.3	142.6	195.5
S&P500 Total Return Index	100.0	121.0	110.0	96.9	75.5	97.2
Bloomberg Hotel REIT Index	100.0	81.6	119.0	111.2	109.1	144.91

PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITORS

The firm of PricewaterhouseCoopers LLP, or PwC, has served as our independent auditors during 2003 and has been selected to serve in that capacity for 2004, unless the Audit Committee of the Board of Directors subsequently determines that a change is desirable. While stockholder ratification is not required for the selection of PwC as our auditors, since the Audit Committee has the ultimate responsibility for the selection of our independent auditors, the selection is being submitted for ratification at the 2004 Annual Meeting of Stockholders, solely with a view toward soliciting the stockholders’ opinion thereon, which opinion will be taken into consideration by the Audit Committee in its future deliberations.

A representative of PwC is expected to be at our 2004 Annual Meeting of Stockholders to respond to appropriate questions and to make a statement if desired.

Vote Necessary to Ratify the Selection

The selection of PwC as our independent auditors will be ratified if more votes are cast FOR than are cast AGAINST their selection. For this purpose, an abstention or a broker non-vote will only reduce the number of votes this proposal will receive.

Audit Fees

Fees billed by PwC for the audit of our annual financial statements and the reviews of the quarterly financial statements included in our Quarterly Reports on Form 10-Q for the years 2002 and 2003 totaled $315,000 and $337,000, respectively. Services related to other regulatory filings totaled $44,000 for 2002. There were no charges related to other regulatory filings for 2003.

Audit-Related Fees

In addition to amounts set forth under Audit Fees above, an aggregate of $807,999 and $99,165 were billed by PwC during 2002 and 2003, respectively, for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements for those years. In 2003, the audit-related fees arose primarily from extended audit procedures relating to health insurance costs and the audit of certain subsidiaries. In 2002, the audit-related fees arose primarily from audit procedures conducted in conjunction with a proposed acquisition and internal audit procedures performed at certain of our hotels at our request.

Tax Fees

Fees and expenses billed to us by PwC for tax compliance services, tax return preparation, and tax planning and advice, for 2002 and 2003, totaled $675,193 and $595,779, respectively.

All Other Fees

No fees were billed to us by PwC in 2002 or 2003 for other services.

Auditor Independence

In determining the independence of PwC, the Audit Committee considered whether the provision of the non-audit services is compatible with maintaining PwC’s independence.

Audit Committee’s Policy Regarding Pre-approval of Non-Audit Services

During 2002, the Audit Committee adopted a policy of pre-approving the nature and estimated amount of any significant non-audit services to be provided to our company by its auditors, taking into consideration the impact that the rendition of such services could have on auditor independence. The Audit Committee approved all of the audit-related services, and tax services, rendered to us by PwC during 2003.

ADDITIONAL INFORMATION

Other Business

Our Board of Directors does not intend to bring, and knows of no one intending to bring, any matter before the annual meeting other than the election of the director nominees and the ratification of PwC as our independent auditors. If any other matter is properly brought before the meeting, the persons named as proxies will vote them in accordance with their best judgment.

Outstanding Shares

On March 22, 2004, a total of 59,124,954 shares of our common stock were outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented.

Annual Report

Our 2003 Annual Report to Stockholders and accompanying Financial Supplement are enclosed with this Proxy Statement. Our Annual Report to Stockholders, the Financial Supplement, this Proxy Statement and our Annual Report on Form 10-K may also be viewed on our website at www.felcor.com.

We will also send you a copy of our Annual Report on form 10-K for 2003 if requested in writing sent to the Corporate Secretary at the address listed under “Questions” below.

How We Solicit Proxies

In addition to this mailing, our employees may solicit proxies personally, electronically, or by telephone. We pay the costs of soliciting the proxies. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions.

Stockholder Proposals for Next Year

The deadline for stockholder proposals eligible for inclusion in next year’s proxy statement is December 2, 2004. Any stockholder proposal received after February 15, 2005, will be considered untimely and may be voted upon by the named proxies in accordance with their best judgment. All proposals should be submitted to our Corporate Secretary at the address listed under “Questions” below. All proposals must be in writing and otherwise in compliance with applicable SEC requirements.

Questions

If you have questions or need more information about the annual meeting, you may write to:

Corporate Secretary
FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933

You may also or call us at (972) 444-4900 or send us an e-mail at information@felcor.com. We also invite you to visit our website at www.felcor.com.

APPENDIX A

FELCOR LODGING TRUST INCORPORATED

AUDIT COMMITTEE CHARTER

ORGANIZATION

There shall be a committee of the Board of Directors, to be known as the “Audit Committee,” established pursuant to Section 2-411 of the Maryland General Corporation Law and Section 3.15 of the Bylaws of FelCor Lodging Trust Incorporated (“Corporation”). The Audit Committee shall be comprised of at least three (3) members of the Board of Directors of the Corporation who are Independent Directors of the Corporation and otherwise meet the qualifications for membership set forth herein. The Board of Directors shall elect the members of the Audit Committee, who shall serve until their successors are elected and qualified, and shall designate one of the members of the Audit Committee to serve as Chairman thereof. The Secretary of the Corporation shall serve as the Secretary of the Audit Committee.

STATEMENT OF PURPOSE

The purpose of the Audit Committee shall be:

1.	To assist the Corporation’s Board of Directors in its oversight of the:

a.	Integrity of the Corporation’s financial statements;

b.	Corporation’s compliance with legal and regulatory requirements;

c.	Independence and qualifications of the independent auditors; and

d.	Performance of the Corporation’s internal audit function and the independent auditors; and

2.	To prepare the report required by the proxy rules of the Securities Exchange Commission (“SEC”) to be included in the Corporation’s annual proxy statement.

In the course of fulfilling its purpose, the Audit Committee is to maintain free and open communication between the Directors, the independent auditors and the financial management of the Corporation. In addition, the Audit Committee shall promote with the Corporation’s management, an environment of high integrity and control consciousness.

DUTIES

In carrying out its purpose, the Audit Committee shall maintain the flexibility to react to changing conditions, and may adopt such policies and procedures as it shall deem appropriate to provide assurance to the Directors and shareholders of the Corporation that the Corporation’s accounting and reporting practices are in compliance with all applicable legal requirements and are consistent with industry practices. The Audit Committee shall also undertake such other tasks as may be delegated to it, from time to time, by the Board of Directors.

Specific duties and responsibilities of the Audit Committee are as follows:

1.	Independent Auditors. The Audit Committee shall directly appoint, retain, compensate, evaluate and terminate the Company’s independent auditors.

a.	The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation, oversight and termination of the independent auditor engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Corporation.

b.	The Audit Committee is responsible for resolving any disagreements between management of the Corporation and the independent auditor regarding financial reporting.

c.	The Audit Committee is responsible for pre-approving any engagement for audit or non-audit services to be performed by the independent auditor and to comply with any disclosure requirements of applicable laws or regulations.

d.	The Audit Committee shall determine and receive appropriate funding from the Corporation for payment of compensation to any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Corporation.

e.	The Audit Committee should review, assess and assure the independent auditor’s compliance with the requirement for regular rotation of audit and review partners on the Corporation’s audit by the independent auditor contained in Section 203 of the Sarbanes-Oxley Act of 2002.

f.	The Audit Committee should review, in consultation with management and the independent auditor, the audit scope and plan proposed by the independent auditor.

2.	Complaints. The Audit Committee shall establish and monitor procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters.

a.	Procedures will also be established for the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

b.	The Audit Committee shall review and take such action, as they deem necessary or appropriate, with respect to complaints or concerns received from employees or others on accounting, internal accounting controls or auditing matters.

3.	Advisors and Funding. The Audit Committee shall have the authority to engage independent counsel and other advisors, as the Audit Committee deems necessary to carry out its duties. The Audit Committee shall determine and receive appropriate funding from the Corporation for payment of: (i) compensation to any independent counsel or other advisors engaged by the Audit Committee, and (ii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

4.	Regular Meetings. The Audit Committee shall meet at least four times during each calendar year, with additional meetings to be called by the Chairman of the Committee if, in his opinion, circumstances require. The Committee may ask members of management or others to attend meetings and provide pertinent information as necessary.

5.	Auditor’s Qualifications and Performance. The Audit Committee shall, at least annually, obtain and review a report by the independent auditor describing the following:

a.	the firm’s internal quality-control procedures,

b.	any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues, and

c.	all relationships between the independent auditor and the Corporation, to enable the Audit Committee to assess the auditor’s independence.

After reviewing the foregoing report and the independent auditor’s work throughout the year, the Audit Committee should evaluate the auditor’s qualifications, performance and independence, including the review and evaluation of the lead partner of the independent auditor. In making its evaluation, the Audit Committee should take into account the opinions of management and the Corporation’s internal auditors and should consider whether, to assure continuing auditor independence, there should be regular rotation of the audit firm. The Audit Committee should present its conclusions with respect to the independent auditor to the full Board of Directors.

6.	Financial Statements. The Audit Committee shall discuss, prior to inclusion in any filing with the Securities and Exchange Commission, the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis.” In this process, the Audit Committee should review with management and the independent auditor the following:

a.	The major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies;

b.	Analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

c.	The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation; and

d.	The degree of aggressiveness or conservatism of the accounting principles and underlying estimates being utilized by the Corporation and whether those principles and estimates are consistent with, or deviate from, customary industry practices, and the independent auditor’s reasoning behind its acceptance or questioning of significant estimates by management.

In addition, the Audit Committee should review and discuss separately with the independent auditor its report required under Section 204 of the Sarbanes-Oxley Act of 2002 on:

1)	all critical accounting policies and practices to be used;

2)	all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and

3)	other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

Based upon its review, the Audit Committee must determine whether to recommend to the full Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K.

7.	Earnings Releases. The Audit Committee shall discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. This discussion may be done generally, and the Audit Committee need not discuss in advance each earnings release or each instance in which the Corporation may provide earnings guidance. Included in this discussion will be the type and presentation of information to be included in earnings press releases, paying particular attention to any use of “pro forma,” or “adjusted” non-GAAP, information, as well as a review of any financial information and earnings guidance provided to analysts and rating agencies.

8.	Risk Management and Internal Controls. The Audit Committee shall discuss policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which management assesses and manages the Corporation’s exposure to risk. The Audit Committee should discuss the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee shall establish, maintain and oversee an internal audit function for the Corporation to provide management and the Audit Committee with ongoing assessments of the Corporation’s risk management process and system of internal controls. In this process, the Audit Committee shall review and discuss with management and the independent auditor the following:

a.	The adequacy of internal controls, including computerized information system controls and security;

b.	Recommendations of the independent auditor relating to improvements in internal accounting controls, including the status of previous recommendations; and

c.	Management’s annual internal control report and the attestation and report by the independent auditor on management’s assessment in the annual internal control report for inclusion in the Corporation’s annual report.

9.	Separate Meetings. The Audit Committee shall meet separately, periodically, with management, with internal auditors (or other personnel responsible for the internal audit function) and with independent auditors.

10.	Audit Problems. The Audit Committee shall review with the independent auditor any audit problems or difficulties and management’s response, including the following:

a.	Findings and recommendations of the independent auditor, together with management’s responses;

b.	Any problems or difficulties encountered by the independent auditor in the course of its audit work, including any restrictions on the scope of its activities or its access to requested information, any significant disagreements with management, and management’s responses;

c.	Any significant changes required in the scope of the independent auditor’s audit plan; and

d.	Discussion of the responsibilities, budget and staffing of the Corporation’s internal audit function.

11.	Hiring Policies for Auditors. The Audit Committee shall set clear hiring policies for employees or former employees of the independent auditors, including compliance with the SEC’s rules in this area.

12.	Reports to Board. The Audit Committee shall report regularly to the Board of Directors. The Audit Committee should review with the full Board of Directors any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditor or the performance of the internal audit function.

13.	Reports by Attorneys. The Audit Committee shall review, make appropriate investigations and responses and take such other actions, as the Audit Committee deems necessary or appropriate and in compliance with applicable laws and regulations, with respect to any reports from any attorneys of evidence of a material violation of securities law or breach of fiduciary duty or similar violation by the Corporation or any of its agents. Additionally, they shall review periodically with the Corporation’s general counsel those legal and regulatory matters that may have a material impact on the Corporation’s financial statements, compliance policies and programs.

14.	Reports of Illegal or Unethical Behavior. Pursuant to the Corporation’s Code of Business Conduct and Ethics, a copy of all reports of wrongdoing relating to accounting or financial reporting matters, or that relate to persons involved in the development or implementation of the Corporation’s system of internal controls, will be promptly provided to Chairman of the Audit Committee. The Audit Committee shall review and participate in the investigation and resolution of any matter so reported to the Chairman if, in the judgment of the Chairman, such matter might reasonably be expected to have an adverse effect on the integrity of the Corporation’s financial reporting or system of internal controls.

15.	Annual Board Meeting With Auditor. The Audit Committee should arrange for a representative of the independent auditor to be available to the full Board of Directors at least annually.

16.	Charter Review. At least annually, the Audit Committee must review the Charter of the Audit Committee and recommend any necessary or advisable amendments to such Charter to the Board of Directors for adoption.

17.	Committee Proxy Statement Report. The Audit Committee must prepare, and cause to be included in the Corporation’s annual proxy statement, a report of the Audit Committee in compliance with applicable laws, rules and regulations.

18.	Annual Committee Evaluation. The Audit Committee should perform an annual performance evaluation of the Audit Committee.

MEMBERSHIP QUALIFICATIONS

1.	General Independence Requirements. All members of the Audit Committee shall be “independent,” as determined in accordance with SEC and NYSE rules.

2.	Board Determination. The Board of Directors must affirmatively determine that each member of the Audit Committee has no material relationship with the Corporation, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation. The basis for a Board determination that a relationship is not material must be disclosed in the Corporation’s annual proxy statement.

3.	Employment Relationship. A director who is an employee, or whose immediate family member is an executive officer, of the Corporation is not independent until three (3) years after the end of such employment relationship. Employment as an interim Chairman or Chief Executive Officer does not disqualify a director from being considered independent following that employment.

4.	Direct Compensation Restriction. A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (if such compensation is not contingent in any way on continued service), is not “independent” until three (3) years after he or she ceases to receive more than $100,000 per year in such compensation. Compensation received by a director for former service as an interim Chairman or Chief Executive Officer, or by an immediate family member for service as a non-executive employee of the Corporation, need not be considered for the purpose of this test.

5.	Auditor Employment Restriction. A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Corporation is not considered “independent” until three (3) years after the end of the affiliation or the employment or auditing relationships.

6.	Interlocking Committees. A director who is employed, or whose immediate family member is employed, as an executive officer of another company, if any executive officer of the Corporation serves on the compensation committee of such other company, is not “independent” until three (3) years after the end of such service or the employment relationship.

7.	Transactions With Other Companies. A director who is an executive officer or employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from, the Corporation for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three (3) years after falling below such threshold. In applying this test, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between the Corporation and the director’s or immediate family member’s current employer. Charitable organizations are not considered “companies” for this test but special disclosures may be required by NYSE rule if contributions by the Corporation for any single fiscal year exceed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

8.	Financial Literacy. All members of the Audit Committee shall be financially literate, in each case as determined by the Board of Directors, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. At least one member of the Audit Committee must be an “audit committee financial expert,” as defined by SEC rules.

9.	Affiliate and Consulting Fee Restrictions. An Audit Committee member may not be an affiliated person of the Corporation or any of its subsidiaries and may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from the Corporation or any of its subsidiaries that would violate the independence requirements of applicable SEC rules.

10.	Service on Other Audit Committees. If a member of the Audit Committee serves on the Audit Committee of more than three (3) public companies, the Board of Directors shall determine whether such simultaneous service will impair the director’s ability to serve effectively on the Audit Committee and disclose such determination in accordance with the regulations of the NYSE.

PROCEDURAL RULES

1.	One Vote Per Member. Each member of the Audit Committee shall have one vote.

2.	Quorum. A quorum of the Audit Committee shall consist of a majority of the then members thereof.

3.	Meetings. Regular or special meetings of the Audit Committee may be held in person or by means of conference telephone equipment.

4.	Required Vote. The Audit Committee shall take action only by the affirmative vote of a majority of the members present at any meeting at which a quorum is present, or by the unanimous written consent of the members thereof.

5.	Minutes. The Audit Committee shall maintain minutes of its meetings, reflecting the actions taken or authorized by it, and copies thereof shall be provided to the Board of Directors.

Amended and Adopted by Resolution of the Board of Directors
February 3, 2004

FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933

PROXY

FELCOR LODGING TRUST INCORPORATED
545 E. JOHN CARPENTER FREEWAY, SUITE 1300, IRVING, TEXAS 75062-3933

ANNUAL MEETING OF STOCKHOLDERS
MAY 18, 2004

     The undersigned hereby appoints Thomas J. Corcoran, Jr. and Lawrence D. Robinson, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all common stock of the undersigned in FelCor Lodging Trust Incorporated at the Annual Meeting of Stockholders to be held at the offices of the corporation, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas, at 9:00 a.m., Local Time, on May 18, 2004, and at any adjournments or postponements thereof, as specified on the reverse side.

PLEASE SIGN AND DATE ON REVERSE SIDE OF THIS PROXY

SUNTRUST BANK
P.O. BOX 4625
ATLANTA, GA 30302

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to FelCor Lodging Trust Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	FELCOR	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FELCOR LODGING TRUST INCORPORATED

Vote On Directors

1.	ELECTION OF FOUR CLASS I DIRECTORS		For	Withhold	For All	To withhold authority to vote, mark “For All Except”
			All	All	Except	and write the nominee’s number on the line below.
	Nominees:	01) Melinda J. Bush
		02) Charles A. Ledsinger, Jr.	☐	☐	☐
03) Robert H. Lutz, Jr.
04) Michael D. Rose

Vote On Proposal		For	Against	Abstain

2.	RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS FELCOR’S INDEPENDENT AUDITORS.	☐	☐	☐

3.	In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon any other matter that is properly brought before the meeting.

     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of the nominees for Class I directors and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as FelCor’s independent auditors.

Please sign exactly as name appears at right. When shares are held by joint tenants, all should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

     This Proxy is solicited by FelCor’s Board of Directors and the matters set forth herein were proposed by FelCor.

	Yes	No
HOUSEHOLDING ELECTION-Please indicate if you consent to receive certain future investor communications in a single package per household	☐	☐

Signature (PLEASE SIGN WITHIN BOX)	Date

Signature (Joint Owners)	Date